EXHIBIT 12

                                                                        Year ended December 31
(EUR millions)                                            ----------------------------------------------------
                                                            2001       2000       1999       1998        1997
                                                          -------    -------    -------    -------     -------
Earnings:
 Operating Profit Before Taxes                              2,077      4,245      3,534      3,133       2,539

Add: Fixed Charges
 Other Interest                                             4,664      5,014      3,902      3,014       2,981
                                                          -------    -------    -------    -------     -------
 Total Fixed Charges excl. Interest on Deposits (1)         4,664      5,014      3,902      3,014       2,981

 Interest on Deposits                                      20,259     22,818     16,473     15,422      11,520
                                                          -------    -------    -------    -------     -------
 Total Fixed Charges incl. Interest on Deposits (1)        24,923     27,832     20,375     18,436      14,501

 Earnings plus Fixed Charges
   excl. Interest on Deposits (1)                           6,741      9,259      7,436      6,147       5,520

 Earnings plus Fixed Charges
   incl. Interest on Deposits (1)                          27,000     32,077     23,909     21,569      17,040


 Earnings to Fixed Charges
   excl. Interest on Deposits (1)                            1.45       1.85       1.91       2.04        1.85
   incl. Interest on Deposits (1)                            1.08       1.15       1.17       1.17        1.18

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(1)  Deposits include Banks and Total customer accounts. See the Consolidated
     Financial Statements incorporated by reference herein.